U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Tavar                            Bennett              Allen
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   (Last)                           (First)             (Middle)

                                 P.O. Box 40466
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                                    (Street)

Jacksonville                        Florida            32203-0466
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                       Jacksonville Bancorp, Inc. (JAXB)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

                                  October 2001
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5.   If Amendment, Date of Original (Month/Year)

                                      N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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7.   Individual of Joint/Group Filing


     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
                              (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                             9,000              I     Joint ownership
                                                                                                                  with spouse
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Common Stock                                                                             5,000              D
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Common Stock                                                                               900              I     Robert W. Baird &
                                                                                                                  Co. Inc., Trustee
                                                                                                                  FBO Kathryn Tavar
                                                                                                                  Spousal IRA
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Common Stock                                                                             4,000              I     Robert W. Baird &
                                                                                                                  Co. Inc., Trustee
                                                                                                                  FBO Bennett Tavar
                                                                                                                  IRA
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Common Stock                                                                             2,000              I     Owned by minor son
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Common Stock                                                                             2,000              I     Owned by minor
                                                                                                                  daughter
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*   If the Form is filed by more  than one  Reporting  Person,  see  Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying              ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities                 Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable  and   (Instr. 3 and 4) 8.       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration  Date   ---------------- Price    Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  of       at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    -----------------            or     Deriv-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date      Expira-           Number  ative    Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-     tion              of      Secur-   (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable   Date      Title   Shares  ity      4)        4)       4)
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Employee stock      $10.00   10/31/01  D   V          6,768  11/09/99  11/09/09  Common  6,768               0
option (right                                                                    Stock
to buy)
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Employee stock      $10.00   10/31/01  A   V    4,643        10/31/01  11/09/09  Common  4,643            4,643       D
option (right                                                                    Stock
to buy)
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Explanation of Responses:





/s/ Bennett Tavar                                              11/26/01
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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